Exhibit 10.16

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE REPARE THERAPEUTICS INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO REPARE THERAPEUTICS INC. IF PUBLICLY DISCLOSED.

AMENDED AND RESTATED LICENSE AGREEMENT

This AMENDED AND RESTATED LICENSE AGREEMENT (the “Agreement”), made as of July 9th, 2018, and effective as of the Effective Date (as hereinafter defined) is by and between:

NEW YORK UNIVERSITY (hereinafter “NYU”), a not-for-profit academic institution organized and existing under the laws of the State of New York and having a place of business at 70 Washington Square South, New York, New York 10012.

AND

REPARE THERAPEUTICS INC. (hereinafter “Repare”), a corporation organized and existing under the laws of Canada and having its principal office at 7210 Frederick-Banting, Suite 100, St-Laurent, Quebec, H4S 2A1, Canada.

The term “Party” refers to either Repare or NYU and the term the “Parties” refers to Repare and NYU.

RECITALS

WHEREAS, NYU and Repare are parties to a License Agreement dated December 20, 2016 (the “Effective Date”), which was previously amended by one amendment dated February 28, 2017;

WHEREAS, NYU and Repare wish to enter into this Amended and Restated License Agreement, to incorporate the prior amendment into a single document, and to further amend the License Agreement;

WHEREAS, NYU and Highline Therapeutics, Inc. (hereinafter, “Highline”) are parties to a Master Research Agreement dated December 15, 2015, under which Highline funded a project at NYU related to PolQ Inhibition for the Treatment of Cancer under the direction of Dr. Agnel Sfeir of NYU (hereinafter “Sfeir”) and the NYU Office of Therapeutics Alliances (hereinafter “OTA”), pursuant to a Research Project Specification dated April 21, 2016 (hereinafter, “the Highline-Funded PolQ Project”);

WHEREAS, Sfeir and the NYU OTA have made certain inventions and developed certain data related to inhibitors of PolQ for the treatment of cancer, prior to and during the Highline-Funded PolQ Project as described in Appendix I (“the Pre-Existing Inventions”);

WHEREAS, Highline has assigned any rights it had to the NYU Technology (as hereinafter defined) to Repare; and

WHEREAS, subject to the terms and conditions hereinafter set forth, NYU is willing to grant to Repare and Repare is willing to accept from NYU the License (as hereinafter defined).

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the Parties hereto hereby agree as follows:

1.	Definitions.

Whenever used in this Agreement, the following terms shall have the following meanings:

1.01    “Affiliate” shall mean any company or other legal entity which controls, or is controlled by, or is under common control with, Repare; control means the holding of fifty percent (50%) or more of (i) the capital and/or (ii) the voting rights and/or (iii) the right to elect or appoint directors.

1.02    “Agreement” shall having the meaning set out in the preamble.

1.03    “Calendar Year” shall mean any consecutive period of twelve months commencing on the first day of January of any year.

1.04    “Change of Control” means, with respect to Repare and a Third Party [***], (a) a merger or consolidation of Repare with such Third Party that results in the voting securities of Repare outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent more than 50% of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, or (b) a transaction or series of related transactions in which such Third Party, together with its affiliates, becomes the direct or beneficial owner of more than 50% of the combined voting power of the outstanding securities of Repare, or (c) the sale or other transfer to such Third Party of all or substantially all of Repare’s business to which the subject matter of this Agreement relates. Notwithstanding anything to the contrary in this paragraph, the sale of equity securities for capital raising purposes in a financing transaction shall not be deemed to result in a Change of Control.

1.05    “Commercialize” shall mean manufacture, have made, use, market, sale, offer to sell, have sold, import, export, license, distribute and/or otherwise conduct a similar activity and “Commercialization” shall have a corresponding meaning.

1.06    “Date of First Commercial Sale” shall mean the date on which a Licensed Product is first offered for sale by Repare or an Affiliate or sublicensee of Repare to a Third Party.

1.07    “Excluded Sublicensees” shall have the meaning set out in Section 5.

1.08    “Field” shall mean all uses.

1.09    “Highline” shall having the meaning set out in the preamble.

1.10    “Improvements” means NYU’s interest in any inventions, discoveries and/or data relating to directly targeting or otherwise directly inhibiting PoIQ which (i) is invented, discovered, or developed [***] and (ii) which NYU owns or otherwise has rights to out-license.

1.11    “IND” shall have the meaning set out in Section 6.01(d).

1.12    “Indemnitees” has the meaning set out in Section 13.

1.13    “Initiation” of a clinical trial shall mean dosing of the first patient of such clinical trial.

1.14    “Intellectual Property” or “IP” shall mean inventions (whether patentable or unpatentable), discoveries, written material, compounds, information, know-how, trade secrets, copyrights, designs, ideas (including but not limited to any computer software), formulae, algorithms, concepts, proprietary data, techniques, instructions, processes, expert opinions, information, materials, program listings, flow charts, logic diagrams, manuals, specifications, instructions, or any copies of the foregoing in any medium, or the expression thereof.

1.15    “Intellectual Property Rights” shall mean means any rights in Intellectual Property which a Person owns, seeks to own, and/or seeks to enforce, including any regular or provisional patent applications filed in the U.S., Canada or any other jurisdiction, and any divisionals, continuations, continuations-in-part, and any and all patents issuing thereon and/or renewals, and/or reissues, and/or extensions and any and all patents and patent applications in other countries corresponding thereto.

1.16    “License” shall mean the exclusive worldwide license to practice NYU’s rights in the NYU Technology (as hereinafter defined) for the research, development, and/or Commercialization of the Licensed Products (as hereinafter defined) in the Field.

1.17    “Licensed Know-How Products” shall mean all products and services, excluding Licensed Patent Products, which: (i) incorporate or are developed using NYU Know-How or (ii) modulate PolQ as a basis for their therapeutic effect. From and after a Change of Control of Repare, no product arising from a development or commercial program of the acquirer of Repare in such Change of Control, or such acquirer’s affiliates, and constituting a bona fide drug candidate of such acquirer or its affiliates in existence and, with data generated by such acquirer in biochemical, cellular, and animal studies showing such drug candidate to modulate PolQ as a basis for its therapeutic effect prior to the date of such Change of Control shall be considered a Licensed Know-How Product; provided that from and after such Change of Control neither Repare nor such acquirer nor their affiliates use or incorporate, directly or indirectly, any NYU Patents, NYU Know-How or NYU Materials, or any intellectual property or materials of Repare or its Affiliates relating to PolQ including, but not limited to, pharmaceutical, chemical, biological and biochemical products, structures, assays, technical and non-technical data, materials methods and processes and any drawings, plans, diagrams, specifications and/or other documents containing such information and existing prior to such Change of Control, in each case in connection with (including in identification or development of) such compound or program, and provided further that Repare, such acquirer and their affiliates have and enforce processes, policies, procedures and systems to prevent any such use or incorporation.

1.18    “Licensed Patent Products” shall mean all products and services covered by a claim of any unexpired NYU Patent (as hereinafter defined), which has not been disclaimed or held invalid by a court of competent jurisdiction from which no appeal can be taken.

1.19    “Licensed Products” shall mean Licensed Know-How Products and Licensed Patent Products.

1.20    “Net Sales” shall mean [***].

1.21    “NYU” shall have the meaning set out in the preamble.

1.22    “NYU Know-How” shall mean the Pre-Existing Inventions and Improvements and any information and materials related to the Pre-Existing Inventions and Improvements, including, but not limited to, pharmaceutical, chemical, biological and biochemical products, technical and non-technical data, materials, methods and processes and any drawings, plans, diagrams, specifications and/or other documents containing such information, invented, discovered, developed or acquired [***] which NYU owns or has rights to out-license.

1.23    “NYU Materials” has the meaning set out in Section 9.04.

1.24    “NYU Patents” shall mean Intellectual Property Rights which claim the Pre-Existing Inventions and Improvements; provided that with respect to patent applications, reasonable efforts are being made to prosecute such applications and such applications have not been pending for more than [***] from the date of the [***], provided further that such patent applications which have been pending for more than [***] shall again be considered NYU Patents upon allowance of claims in such patent applications.

1.25    “NYU Technology” shall mean all NYU Patents and NYU Know-How.

1.26    “OTA” shall have the meaning set out in the Recitals.

1.27    “Party” or “Parties” shall having the meaning set out in the preamble.

1.28    “Pre-Existing Inventions” shall have the meaning set out in the Recitals.

1.29    “Repare” shall having the meaning set out in the preamble.

1.30    “Securities Act” has the meaning set out in Section 17(7).

1.31    “Semi-Year Report” shall have the meaning set out in Section 6.03.

1.32    “Sfeir” shall have the meaning set out in the Recitals.

1.33    “Sublicense Date” for a particular sublicense shall mean the date that Repare enters into a sublicense agreement, or if earlier, the date that Repare enters into an agreement granting an option to enter into a sublicense.

1.34    “Sublicense Income” shall mean consideration in any form received by Repare and/or an Affiliate(s) for the grant of a sublicense or any other right, license, privilege or immunity, or an option to acquire such a right, under the License, including but not limited to the right to make, have made, use, have used, develop, have developed, sell or have sold Licensed Products. Sublicense Income shall include any [***].

1.35    “Sublicensee” means any Third Party that Repare grants a sublicense or any other right, license, privilege or immunity, or an option to acquire such a right, under the License, including but not limited to the right to make, have made, use, have used, develop, have developed, sell or have sold Licensed Products. For avoidance of doubt, purchasers of Licensed Products are not Sublicensees solely by virtue of making such purchase.

1.36    “Third Party” means a person or entity other than a Party or an Affiliate or sublicensee of a Party.

1.37    “Third Party Milestone Payment” shall having the meaning set out in Section 6.01(b).

1.38    “PolQ” shall mean the gene PolQ and the protein DNA Polymerase Theta encoded by PolQ.

2.	Effective Date.

This Agreement shall be effective as of the Effective Date and shall remain in full force and effect until it expires or is terminated in accordance with Section 15 hereof.

3.	Title.

3.01    Subject to the License granted to Repare hereunder, all right, title and interest, in and to the NYU Technology, and in and to any drawings, plans, diagrams, specifications, and other documents containing any of the NYU Technology shall vest solely in NYU. At the request of NYU, Repare shall take all steps as may be necessary to give full effect to said right, title and interest of NYU including, but not limited to, the execution of any documents that may be required to record such right, title and interest with the appropriate agency or government office.

3.02    Repare shall notify NYU in writing prior to engaging [***].

3.03    [***].

4.	Patents and Patent Applications.

4.01    NYU will promptly disclose to Repare discoveries, inventions and/or data, which constitute Improvements.

4.02    At the initiative of Repare or NYU, the Parties shall consult with each other regarding the prosecution of all patent applications with respect to the NYU Patents. Such patent applications shall be filed, prosecuted and maintained by patent counsel jointly selected by NYU and Repare. Copies of all such patent applications and patent office actions shall be forwarded to each of NYU and Repare. NYU and Repare shall each also have the right to have such patent applications and patent office actions independently reviewed by other patent counsel separately retained by NYU or Repare, upon prior notice to and consent of the other Party, which consent shall not unreasonably be withheld.

4.03    All patent applications and proceedings with respect to the NYU Patents shall be filed, prosecuted and maintained by NYU at the expense of Repare. Against the submission of invoices, Repare shall reimburse NYU for all costs and fees incurred by NYU during the term of this Agreement, in connection with the filing, maintenance, prosecution, post-grant proceedings, protection and the like of the NYU Patents, payable with in thirty (30) days after receipt of an invoice from NYU. At any time following the Effective Date, NYU shall have the right at NYU’s reasonable discretion and only in specific circumstances where required to engage foreign patent counsel, by written notice, to require Repare to provide advanced payment of any specific patent expenses for a particular NYU Patent prior to NYU incurring such expenses, and to abandon such NYU Patent if Repare does not provide such advanced payment.

4.04    NYU and Repare shall assist, and cause their respective employees and consultants to assist each other, in assembling inventorship information and data (including, without limitation, all relevant data generated with the NYU Materials) for the filing and prosecution of patent applications on inventions pertaining to the NYU Technology.

4.05    If at any time during the term of this Agreement Repare decides that it is undesirable, as to one or more countries, to prosecute or maintain any patents or patent applications within the NYU Patents, it shall give prompt written notice thereof to NYU, and upon receipt of such notice Repare shall be released from its obligations to bear all of the expenses to be incurred thereafter as to such countries in conjunction with such patent(s) or patent application(s) and such patent(s) or application(s) shall be deleted from the NYU Patents and NYU shall be free to grant rights in and to the NYU Technology in such countries to Third Parties, without further notice or obligation to Repare, and Repare shall have no rights whatsoever to exploit the NYU Patents in such countries.

4.06    Nothing herein contained shall be deemed to be a warranty by NYU that

i)

NYU can or will be able to obtain any patent or patents on any patent application or applications in the NYU Patents or any portion thereof, or that any of the NYU Patents will afford adequate or commercially worthwhile protection, or

ii)	that the manufacture, use, or sale of any element of the NYU Technology or any Licensed Product will not infringe any patent(s) of a Third Party.

4.07    Repare shall take commercially reasonable steps to support NYU in obtaining patent term extension(s) for NYU Patents, if eligible, pursuant to 35 U.S.C.156 et seq., as appropriate. In respect of NYU Patents which may be eligible for patent term extension, Repare shall keep NYU fully informed of its submissions to governmental authorities for regulatory review for applicable Licensed Patent Products. Repare agrees to cooperate fully with NYU, at no cost to NYU, in preparing such applications for patent term extension. Upon request by NYU or its designee, Repare will join in such application for patent term extension. Repare shall fully support such application and shall provide such information in a timely manner as may reasonably be requested in support of the application by NYU or by the government.

4.08    Repare shall, and shall require its Affiliates and sublicensees to, apply patent markings that meet all requirements of U.S. law, 35 U.S.C. § 287, to the extent applicable, with respect to all Licensed Products.

5.	Grant of License.

5.01    Subject to the terms and conditions hereinafter set forth, NYU hereby grants to Repare and Repare hereby accepts from NYU the License. NYU shall promptly provide Repare of the details of any Improvements, provided that such Improvements shall be covered by the License Agreement whether or not such notice is given.

5.02    NYU reserves the right to use, and to permit other not-for-profit entities engaged in medical research to use, the NYU Technology for educational and research purposes only, provided that each such other entity will enter into an agreement with NYU agreeing not to further distribute any materials provided without NYU permission, and to maintain any confidential information in confidence and to limit use of the NYU Technology for educational and research purposes only.

5.03    The Parties acknowledge that the United States government retains rights in intellectual property funded under any grant or similar contract with a Federal agency. The License is expressly subject to all applicable United States government rights, including, but not limited to, any applicable requirement that products, which result from such intellectual property and are sold in the United States, must be substantially manufactured in the United States.

5.04    The License granted Repare in Section 5.01 hereto shall commence upon the Effective Date and shall remain force on a country-by-country basis, if not previously terminated under the terms of this Agreement, for ten (10) years from the Date of First Commercial Sale in such country or until the expiration date of the last to expire of the NYU Patents whichever shall be later. Repare shall inform NYU in writing of the Date of First Commercial Sale with respect to each Licensed Product in each country as soon as practicable after the making of each such first commercial sale.

5.05    Repare shall be entitled to grant sublicenses under the License on terms and conditions in compliance and are materially consistent with the terms and conditions of this Agreement (i) to Affiliates or (ii) to Third Parties, in each case for consideration and in an arms-length transaction. All sublicenses shall only be granted by Repare under a written agreement, a copy of which shall be provided by Repare to NYU as soon as practicable after the signing thereof. Each sublicense granted by Repare hereunder shall be subject and subordinate to the terms and conditions of this License Agreement and shall contain (inter-alia) the following provisions:

(1)

The sublicensee may have step-in rights, whereby a sublicensee could cure a breach of this Agreement by Repare during the cure period provided in Section 15.02, and thereafter the sublicense granted hereunder would continue as provided in Section 15.03; provided that in all other circumstances, the sublicense would terminate at the end of such cure period;

(2)	the sublicense shall not be assignable, in whole or in part;

(3)	the sublicensee shall be able to grant further sublicenses thereunder subject to the term of this Section 5.05; and

(4)

both during the term of the sublicense and thereafter the sublicensee shall agree to a confidentiality obligation similar to that imposed on Repare in Section 9 below, and that the sublicensee shall impose on its employees, both during the terms of their employment and thereafter, a similar undertaking of confidentiality; and

(5)

the sublicense agreement shall include the text of Sections 13 and 14 of this Agreement and shall state that NYU is an intended Third Party beneficiary of such sublicense agreement for the purpose of enforcing such indemnification and insurance provisions.

Repare shall not be subject to the provisions of this Section 5.05 with respect to agreements with a distributor or to a contractor or a subcontractor to the extent the purpose is manufacturing, research and development, packaging and distributing and other similar services for which such services are compensated by Repare (the “Excluded Sublicensees”).

5.06    With respect to any inventions, discoveries and/or data that would have been Improvements but for the fact that they were invented, discovered, developed or acquired after the [***] but on or prior to the [***] (“IDDs”), NYU shall promptly give notice and details hereof in writing to Repare. Subject to any third party rights existing at such time, Repare is hereby granted a [***] exclusive right of first negotiation from the date of receipt of any such notice to exclusively license any such IDDs from NYU. Unless Repare waives its right of first negotiation in writing, Repare and NYU will negotiate in good faith an exclusive license therefor until the expiry of such [***], NYU shall not grant any license in respect of, or sell its rights to or under, any such IDDs to any third parties or have any discussions or communication regarding the licensing or sale of IDDs of any kind in conflict with such right of first negotiation, except to not-for-profit entities engaged in medical research. If any such IDDs have not been licensed to Repare following the expiration of such [***], Repare’s right of first negotiation will lapse and NYU will be free to dispose of those IDDs in its sole and absolute discretion, and without any further notice or accounting to Repare.

6.	Payments for License.

6.01    In consideration for the grant and during the term of the License with respect to each Licensed Product, Repare shall pay to NYU:

(a)

non-refundable license fees of [***] on the first anniversary of the Effective Date in respect of the second Calendar Year, [***] each on each of the second and each succeeding anniversary of the Effective Date in respect of the third and succeeding Calendar Years, which shall be creditable against milestone payments due to NYU under Section 6.01(b) below and royalties on sales due to NYU under Section 6.01(c) below, for milestone payments and royalties due during the respective Calendar Year in which each such license fee payment is due.

(b)

within ninety (90) days following the achievement of each of the following technical milestones, with respect to each Licensed Patent Product or Licensed Know-How Product, the payments as indicated below:

(i)	For the first indication, the milestone payments for License Patent Products and License Know-How Products will be as shown in Table A and Table B, below, respectively:

Licensed Patent Product Milestone Payments (“Table A”)

[***]	U.S.$[***]
[***]	U.S.$[***]
[***]	U.S.$[***]
[***]	U.S.$[***]
[***]	U.S.$[***]

Licensed Know-How Product Milestone Payments (“Table B”)

[***]	U.S.$[***]
[***]	U.S.$[***]
[***]	U.S.$[***]
[***]	U.S.$[***]
[***]	U.S.$[***]

(ii)	For the second indication, the milestone payments for License Patent Products and License Know-How Products will be [***] of the payments listed in Table A and Table B, respectively.

(iii)	For the third and fourth indications, the milestone payments for License Patent Product and License Know-How Products will be [***] of the payments listed in Table A and Table B, respectively, [***].

(iv)	There shall no milestone payments for the fifth and any subsequent indications.

(v)	A Phase IIA clinical trial shall not be deemed a Phase II clinical trial for purposes hereof.

If Repare is required to obtain one or more licenses under Intellectual Property Rights of one or more Third Parties to Commercialize a particular Licensed Product, Repare may reduce the milestone payments payable to NYU hereunder on such Licensed Product by [***] of the amounts paid as milestones prior thereto to such Third Parties with respect to such Licensed Product (“Third Party Milestone Payment”); [***].

(c)

For all Licensed Patent Products, a royalty of [***] of the Net Sales of Repare and each Affiliate and sublicensee of Repare, and for all Licensed Know-How Products, a royalty of [***] of the Net Sales of Repare and each Affiliate and sublicensee of Repare. If Repare is required to obtain one or more licenses under patent rights of one or more Third Parties to manufacture or sell a particular Licensed Product, Repare may reduce the royalties payable to NYU hereunder on such Licensed Product by [***] paid to such Third Parties on such Licensed Product; provided, however, that the royalty amount or amount paid to NYU shall not be reduced to less than [***] of what NYU otherwise would have received. For clarity, royalties shall not be payable ,provided Repare does not receive remuneration beyond the recovery of out-of-pocket expenses, on the sale of Licensed Products which are: (i) used solely for internal research and development applications; (ii) used as surplus and for training products distributed by Repare; (iii) in kind donations, such as for compassionate use programs; (iv) for clinical and research studies sponsored in whole or in part by Repare or (v) on transfers of Licensed Product between Repare and its Affiliates or between a Sublicensee and its Affiliates.

(d)	A percentage of any Sublicense Income received by Repare from a Sublicensee (other than an Affiliate) equal to [***].

(e)

Payments in respect of Net Sales or sublicense in a country shall remain in force on a product-by-product, country-by-country basis, if not previously terminated under the terms of this Agreement, (i) with respect to Licensed Know How Products, for ten (10) years from the Date of First Commercial Sale in such country and (ii) with respect to Licensed Patent Products, until the expiration date of the last to expire of the NYU Patents covering the Licensed Patent Product or the Licensed Patent Product’s manufacture or use in the applicable country (“Product Patent Expiration Date”). Repare shall inform NYU in writing of the Date of First Commercial Sale with respect to each Licensed Product in each country as soon as practicable after the occurrence thereof. For the avoidance of doubt, should the

Product Patent Expiration Date occur less than ten (10) years from the Date of First Commercial Sale for a particular Licensed Patent Product, then such product shall thereafter be a Licensed Know-How Product, and NYU shall receive royalties at the Licensed Know-How Product royalty rate for the remainder of such ten (10) year term.

6.02    In further consideration for the grant of the License, upon the Effective Date, Repare shall issue to NYU a number of common shares of stock in Repare corresponding to a [***] fully diluted shares as a non-refundable, non-creditable fee, subject to execution by NYU of a unanimous shareholder agreement pursuant to which NYU is provided with similar rights to those provided to any and all other common shareholders of Repare.

6.03    For the purpose of computing the royalties due to NYU hereunder, the year shall be divided into two parts ending on June 30 and December 31. Not later than [***] after each June and December in each Calendar Year during the term of the License occurring after the Date of First Commercial Sale, Repare shall submit to NYU a full and detailed report of royalties or payments due NYU under the terms of this Agreement for the preceding quarter year (hereinafter “the Semi-Year Report”), setting forth the Net Sales and/or lump sum payments and all other payments or consideration from sublicensees upon which such royalties are computed and including at least:

i)	the quantity of Licensed Products used, sold, transferred or otherwise disposed of;

ii)	the selling price of each Licensed Product;

iii)	the deductions permitted under Section 1.20 to arrive at Net Sales;

iv)	the royalty computations and subject of payment; and

v)	license and royalty payments to Third Parties in respect of the Licensed Product.

If no royalties or other payments are due, a statement shall be sent to NYU stating such fact. Payment of the full amount of any royalties or other payments due to NYU for the preceding half year shall accompany each Semi-Year Report on royalties and payments. Repare shall keep for a period of at least [***] after the date of entry, full, accurate and compete books and records consistent with sound business and accounting practices and in such form and in such detail as to enable the determination of the amounts due to NYU from Repare pursuant to the terms of this Agreement.

6.04    On reasonable notice and during regular business hours, NYU or the authorized representative of NYU shall each have the right to inspect the books of accounts, records and other relevant documentation of Repare or of Affiliate and the sublicensees of Repare insofar as they relate to the production, marketing and sale of the Licensed Products, in order to ascertain or verify the amount of royalties and other payments due to NYU hereunder, and the accuracy of the information provided to NYU in the aforementioned reports. The cost of such inspection shall be borne by NYU, unless it is determined in such inspection that NYU has been underpaid for the period under review by more than [***] of the amount which NYU should have been paid, in which case the cost of such inspection shall be reimbursed to NYU by Repare.

7.	Method of Payment.

7.01    Royalties and other payments due to NYU hereunder shall be paid to NYU in United States dollars. Any such royalties on or other payments relating to transactions in a foreign currency shall be converted into United States dollars based on the closing buying rate for buying United States dollars listed on [***] for the particular currency on the last business day of the accounting period for which such royalty or other payment is due.

7.02    Repare shall be responsible for payment to NYU of all royalties due on sale, transfer or disposition of Licensed Products by each Affiliate and sublicensee of Repare.

7.03    Any amount payable hereunder by one of the Parties to the other, which has not been paid by the date on which such payment is due, shall bear interest from such date until the date on which such payment is made, at the rate of [***] in excess of [***], during the period of arrears and such amount and the interest thereon may be set off against any amount due, whether in terms of this Agreement or otherwise, to the Party in default by any non-defaulting Party.

8.	Development and Commercialization.

8.01    Repare undertakes to use reasonable diligence to carry out the further research, development and Commercialization of the NYU Technology, provided if such efforts cease, NYU may terminate this Agreement on [***] prior written notice if such activities do not recommence in a bonafide manner during such [***]. Repare shall provide NYU with a Development Plan, reasonably acceptable to NYU, describing planned efforts to develop Licensed Products, by the first anniversary of the Effective Date.

8.02    The performance of the tests, trials, studies and other activities shall be carried out in accordance with the applicable law.

8.03    Repare shall provide NYU with written summaries of activities and actions undertaken by Repare to develop and commercialize the Licensed Products; within [***] after each June 30 and December 31 of the duration of this Agreement, commencing [***] after the Effective Date.

8.04    [***].

9.	Confidential Information and Material Transfer.

9.01    Except as otherwise provided in Sections 9.02 and 9.03 below Repare shall maintain any and all of the NYU Technology in confidence and shall not release or disclose any tangible or intangible component thereof to any Third Party without first receiving the prior written consent of NYU to said release or disclosure.

9.02    This obligation of confidentiality set forth in Section 9.01 shall not apply to any component of the NYU Technology which was part of the public domain prior to the Effective Date or which becomes a part of the public domain not due to some unauthorized act by or omission of Repare after the Effective Date or which is disclosed to the Repare by a Third Party who has the right to make such disclosure.

9.03    The provisions of Section 9.01 notwithstanding, Repare may disclose the NYU Technology to Third Parties in order to conduct the business of research, development and/or Commercialization of Licensed Products and the financing of Repare, including without limitation, potential and actual contractors, lenders, bankers, underwriters, partners, acquirers, investors, advisors, consultants, legal and accounting professionals and others on a need to know basis under circumstances that reasonably ensure the confidentiality thereof.

9.04    The following terms shall govern the transfer of materials from NYU to Repare, including those materials provided under the letter agreement, dated October 18, 2016, between the Parties relating to the transfer of PoIQ- related substances (the “NYU Materials”):

i)	Repare shall have the right to distribute the NYU Materials only to subcontractors who agree not to further distribute the NYU Materials.

ii)	Repare and its subcontractors shall not use the NYU Materials in humans.

iii)

THE NYU MATERIAL IS PROVIDED “AS IS” and NYU MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE MATERIAL WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER PROPRIETARY RIGHTS.

iv)	The NYU Materials provided hereunder shall be considered NYU Know-How.

v)	[***].

10.	Publication.

10.01    Prior to submission for publication of a manuscript describing the results of any aspect of NYU Technology, NYU shall send Repare a copy of the manuscript to be submitted, and shall allow Repare [***] from the date of the proposed submission to determine whether the manuscript contains such subject matter for which patent protection should be sought prior to publication of such manuscript. Should Repare believe the subject matter of the manuscript contains a patentable invention, then, prior to the expiration of such [***] from the mailing date of such manuscript to Repare by NYU, Repare shall give written notification to NYU of: (i) its determination that such manuscript contains patentable subject matter for which patent protection should be sought; (ii) the countries in which such patent protection should be sought; and (iii) any comments to the publication.

10.02    In the case of other public presentations describing the results or any aspect of the NYU Technology, NYU shall provide Repare with any such proposed abstract or presentation relating thereto by delivering a copy thereof to Repare no less than [***] before the intended presentation. Repare shall have [***] from its receipt of such abstract or presentation in which to give written notification to NYU of: (i) its determination that such abstract or presentation contains patentable subject matter for which patent protection should be sought; and (ii) the countries in which such patent protection should be sought; and (iii) any comments to the abstract or publication.

10.03    After the expiration of such [***] or [***], as applicable, from the date of receipt of manuscript, abstract or presentation, as applicable, to Repare, unless NYU has received the written notice specified above from Repare, NYU shall be free to submit such manuscript for publication to publish the disclosed research results in any manner consistent with academic standards.

10.04    Upon receipt of such written notice from Repare pursuant to Section 10.01 or 10.02 above, NYU (i) will attempt to incorporate any comments received by Repare in NYU’s reasonable discretion and (ii) if requested by Repare, delay submission of the manuscript or date of presentation for an additional period of up to [***] to permit the preparation and filing in accordance with Section 4 hereof of any patent applications by NYU on the subject matter to be disclosed in such manuscript. After expiration of such [***], or the filing of a patent application on each such invention, whichever shall occur first, NYU shall be free to submit the manuscript and to publish the disclosed results or to give the presentation, as applicable.

11.	Infringement of NYU Patent.

11.01    In the event a Party to this Agreement acquires information that a Third Party is infringing one or more of the NYU Patents, the Party acquiring such information shall promptly notify the other Party to the Agreement in writing of such infringement.

11.02    In the event of an infringement of an NYU Patent, Repare and/or the sublicensee shall have the right but shall not be required to bring suit against the infringer. Should Repare elect to bring suit against an infringer and NYU is joined as a Party plaintiff in any such suit, NYU shall have the right to approve, such approval not to be unreasonably withheld, the counsel selected by Repare to represent Repare and NYU. The expenses of such suit or suits that Repare elects to bring, including any reasonable expenses of NYU incurred in conjunction with the prosecution of such suit or the settlement thereof, shall be paid for entirely by Repare and Repare shall hold NYU free, clear and harmless from and against any and all costs of such litigation, including attorneys’ fees. Repare shall not compromise or settle such litigation without the prior written consent of NYU, which shall not be unreasonably withheld, provided NYU’s consent is not required if such settlement is consistent with the sublicense terms of this Agreement, and would not compromise the viability of NYU’s Patents or require any monetary or other obligations of NYU, and Repare does not make any admission of invalidity or non-infringement or otherwise regarding any NYU Patents or otherwise with respect to NYU.

11.03    In the event Repare exercises the right to sue herein conferred, it shall have the right to first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees, necessarily involved in the prosecution of any such suit, and if after such reimbursement, any funds shall remain from said recovery, [***].

11.04    If Repare does not bring suit against said infringer pursuant to Section 11.02 herein, or has not commenced negotiations with said infringer for discontinuance of said infringement, within [***] after receipt of such notice, NYU shall have the right, but shall not be obligated, to bring suit for such infringement. Should NYU elect to bring suit against an infringer and Repare is joined as a Party plaintiff in any such suit, Repare shall have the right to approve, such approval not to be unreasonably withheld, the counsel selected by NYU to represent NYU and Repare, and NYU shall hold Repare free, clear and harmless from and against any and all costs and expenses of such litigation, including attorneys’ fees. If Repare has commenced negotiations with an alleged infringer of the NYU Patent for discontinuance of such infringement within such [***], Repare shall have an additional [***] from the termination of such initial [***] to conclude its negotiations before NYU may bring suit for such infringement. In the event NYU brings suit for infringement of any NYU Patent, NYU shall have the right to settle any such suit by licensing the alleged infringer. In the event NYU brings suit for infringement of any NYU Patent, NYU shall have the right to first reimburse itself out of any sums recovered in such suit or settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees necessarily involved in the prosecution of such suit, and if after such reimbursement, any funds shall remain from said recovery, [***].

11.05    Each Party agree to cooperate fully with the other Party at the request of the other Party, including, by giving testimony and producing documents lawfully requested in the prosecution of any suit for infringement of the NYU Patents; provided, the Party having carriage of the litigation shall pay all reasonable expenses (including attorneys’ fees) incurred by the other Party in connection with such cooperation. Without limiting the foregoing, NYU and Sfeir shall cooperate with Repare at the request of Repare, including by giving testimony and producing documents lawfully requested, in the prosecution of any suit by Repare for infringement of the NYU Patents; provided, that Repare shall pay all reasonable expenses (including attorneys’ fees) incurred by NYU in connection with such cooperation.

12.	Infringement of Third Party Intellectual Property Rights

12.01    In the event that any Third Party brings or asserts a claim against Repare or NYU that the Commercialization of the NYU Technology or a Licensed Product infringes rights in Intellectual Property owned or otherwise controlled by such Third Party (an “Infringement Suit”), the following shall apply:

12.02    the Party receiving a claim, or learning of the threat of such a claim, shall give the other Party prompt written notice within [***] detailing as many facts as possible concerning the claim;

12.03    Repare and/or its sublicensees, in its sole discretion, shall have the first right, but not an obligation, to defend against the Infringement Suit;

12.04    if Repare and/or its sublicensees does not take steps to defend against the Infringement Suit within [***] after the date that notice thereof was received from or delivered to the NYU, NYU may take such legally permissible action as it deems necessary or appropriate to defend against the Infringement Suit, but shall not be obligated to do so;

12.05    the Party defending against the Infringement Suit (in this Subsection, the “Litigating Party”) shall have the right to control such litigation and shall bear all legal expenses (including court costs and legal fees), but it shall have no right to settle any dispute in any manner which would abridge the rights of the other Parties under this Agreement. By way of example and not by way of limitation, no Party may stipulate or admit to the invalidity, or unenforceability of any Intellectual Property Rights relating to the NYU Technology, or that a Licensed Product or the NYU Technology infringes Third Party Intellectual Property. Before any action is taken by a Party which could abridge the rights of the other Parties hereunder, the Parties agree, in good faith, to consult with each other with a goal of adopting a mutually satisfactory position;

12.06    the Litigating Party shall keep the other Parties fully informed of the actions and positions taken or proposed to be taken by the Litigating Party and the actions and positions taken by all other Parties to such litigation; and

12.07    in the event that Repare defends against the Infringement Suit, NYU may elect to participate formally in the Infringement Suit to the extent that the court may permit, provided that any additional expenses generated by NYU’s formal participation shall be paid by NYU.

12.08    Where either Repare, its sublicensees or NYU wishes to act alone, provided it is in compliance with the foregoing, but formalities require participation of the other Parties, then the other Parties shall join in the proceeding to the extent necessary for formalities. Each Party will cooperate with the other Party in making available all necessary documents and witnesses for any legal proceedings, without charging any fees to the other Party.

12.09    The rights and obligations of Repare under this Section 12 are not intended to modify or limit Repare’s obligations under Section 13 and in the event of the a conflict between any term in Section 12 and any term in Section 13, the terms of Section 13 will apply.

13.	Liability and Indemnification.

13.01    Repare shall indemnify, defend and hold harmless NYU and its contractors and each of their affiliates, and each of their trustees, officers, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments (i) arising out of the design, production, manufacture, sale, use in commerce or in human clinical trials, lease, or promotion by Repare or by a licensee, Affiliate or agent of Repare of any Licensed Product, process or service relating to, or developed pursuant to, this Agreement or (ii) arising out of any other activities to be carried out pursuant to this Agreement.

13.02    With respect to an Indemnitee, Repare’s indemnification under subsection 13.01(i) shall apply to any liability, damage, loss or expense whether or not it is attributable to the negligent activities of such Indemnitee. Repare’s indemnification obligation under subsection 13.01(ii) shall not apply to any liability, damage, loss or expense to the extent that it is attributable to the fraud, wilful misconduct or grossly negligent activities of NYU or any Indemnitees or otherwise arising from NYU’s breach of any representation, warranty or covenant of this Agreement.

13.03    Repare agrees, at its own expense, to provide attorneys reasonably acceptable to NYU to defend against any actions brought or filed against any Indemnitee with respect to the subject of indemnity to which such Indemnitee is entitled hereunder, whether or not such actions are rightfully brought.

14.	Insurance.

14.01    At such time as any Licensed Product, process or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold or tested in clinical trials by Repare or by a licensee, Affiliate or agent of Repare, Repare shall at its sole cost and expense, procure and maintain policies of comprehensive general liability insurance in amounts not less than (i) $[***] per incident and $[***] annual aggregate during the period that such Licensed Product, process, or service is being tested in clinical trials prior to commercial sale, and (ii) $[***]

per incident and$[***] annual aggregate , during the period that such Licensed Product, process, or service is being commercially distributed or sold, and in each case naming the Indemnitees as additional insureds. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for Repare’s indemnification under Section 14 of this Agreement. If Repare elects to self-insure all or part of the limits described above including deductibles or retentions which are in excess of U.S.$[***] annual aggregate) such self-insurance program shall include assets or reserves which have been actuarially determined for the liabilities associated with this Agreement and must be reasonably acceptable to NYU.

The minimum amounts of insurance coverage required under this Section 14 shall not be construed to create a limit of Repare’s liability with respect to its indemnification under Section 13 of this Agreement.

14.02    Repare shall provide NYU with written evidence of such insurance upon request of NYU. Repare shall provide NYU with written notice at least [***] prior to the cancellation, non-renewal or material change in such insurance; if such insurance is terminated or no longer in compliance with this Section 14, and Repare does not obtain replacement insurance NYU shall have the right to terminate this Agreement without notice or any additional waiting periods.

14.03    Repare shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold or tested in clinical trials by Repare or by a sublicensee, Affiliate or agent of Repare and (ii) statute of limitations applicable to such activities.

15.	Expiry and Termination

15.01    Unless earlier terminated pursuant to this Section 15, hereof, this Agreement shall expire upon the expiration of the period of the License in all countries as set forth in Section 5.04 above.

15.02    At any time prior to expiration of this Agreement, either Party may terminate this Agreement forthwith for cause, as “cause” is described below, by giving written notice to the other Party. Cause for termination by one Party of this Agreement shall be deemed to exist if the other Party materially breaches or defaults in the performance or observance of any of the provisions of this Agreement and such breach or default is not cured within [***] or, in the case of failure to pay any amounts due hereunder, [***] (unless otherwise specified herein) after the giving of notice by the other Party specifying such breach or default and provided such breach or default is not cured, or if either NYU or Repare discontinues its business or becomes insolvent or bankrupt.

15.03    Upon termination of this Agreement for any reason and prior to expiration as set forth in Section 15.01 hereof, all rights granted hereunder to the NYU Technology shall revert to NYU and Repare shall not be entitled to make any further use whatsoever of the NYU Technology. Notwithstanding the foregoing, if any sublicense agreements that were granted in compliance with Section 5.05 remain in good standing as of the date of such termination, then the rights licensed herein shall be extended to such Sublicensee in the same scope as is provided in such sublicense agreement, provided that the relevant Sublicensee signs a written agreement with NYU agreeing to be bound by the terms of this Agreement and agreeing that NYU’s only obligation hereunder shall be to maintain the effectiveness of the scope of the rights licensed hereunder to such Sublicensee.

15.04    [***].

15.05    Termination of this Agreement shall not relieve either Party of any obligation to the other Party incurred prior to such termination.

15.06    Sections 3, 5.05(1), 9, 13, 14, 15, 16, 17, 19, 20, 21 and 22 hereof shall survive and remain in full force and effect after any termination, cancellation or expiration of this Agreement. Sections 6.01(d), 7.01 and 7.03 hereof shall survive and remain in full force and effect after any termination, cancellation or expiration of this Agreement but only with respect to Sublicense Income described in the last sentence of Section 1.34 (the definition of Sublicense Income.)

16.	Representations and Warranties by Repare.

Repare hereby represents and warrants to NYU as follows:

(1)    Repare is a corporation duly organized, validly existing and in good standing under the laws of Canada. Repare has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets. Repare has taken all necessary corporate action, steps and proceedings to approve or authorize, validly and effectively, the execution, delivery and performance of this Agreement.

(2)    There is no pending or, to Repare’s knowledge, threatened litigation involving Repare which would have any effect on this Agreement or on Repare’s ability to perform its obligations hereunder; and

(3)    The execution and delivery of this Agreement by it and the performance of its obligations hereunder shall not result in either a breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any of its obligations under: (a) any indenture, contract agreement to which it is a Party or is otherwise bound by; (b) any of the terms and provisions of its constating documents or by-laws, or resolutions of the board of directors (or any committee thereof); (c) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over it; (d) any license, permit, approval, consent or authorization held by it; or (e) any applicable law, statute, ordinance, regulation or rule.

17.	Representations and Warranties by NYU.

NYU hereby represents and warrants to Repare as follows:

(1)    NYU is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. NYU has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets. NYU has taken all necessary corporate action, steps and proceedings to approve or authorize, validly and effectively, the execution, delivery and performance of this Agreement.

(2)    There is no pending or, to NYU’s knowledge, threatened litigation involving NYU which would have any effect on this Agreement or on NYU’s ability to perform its obligations hereunder. Without limiting the foregoing, there are no legal claims, judgments or settlements against or owed by NYU or pending legal claims or litigation, in each case relating to the NYU Technology, and it has not received notice of any action, suit, inquiry, investigation or other proceeding threatened, pending or ongoing brought by any Third Party that challenges or threatens the validity or enforceability of any of the patents or patent applications included in the NYU Technology or that alleges that the development, manufacture, commercialization and use of Licensed Products would infringe or misappropriate the Intellectual Property or Intellectual Property Rights of any Third Party.

(3)    The execution and delivery of this Agreement by it and the performance of its obligations hereunder shall not result in either a breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any of its obligations under: (a) any indenture, contract agreement to which it is a Party or is otherwise bound by; (b) any of the terms and provisions of its charter or by-laws, or resolutions of the board of directors (or any committee thereof); (c) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over it; (d) any license, permit, approval, consent or authorization held by it; or (e) any applicable law, statute, ordinance, regulation or rule.

(4)    NYU is the owner of the NYU Patents, free and clear of any lien, encumbrance, or Third Party rights, except for those set forth in Section 5.03 above and those assigned by Highline to Repare as referenced above.

(5)    (i) to the knowledge of NYU as on the Effective Date and without any requirement on NYU to conduct any search and/or inquiry, (ii) no Third Party is infringing or misappropriating any NYU Technology, and (iii) the NYU Technology is not subject to any existing royalty or other payment obligation to any Third Party.

(6)    It has the right to grant to Repare the rights and licenses that it purports to grant hereunder and has not granted to any Third Party any rights that would interfere or be inconsistent with the rights and licenses granted to Repare hereunder.

(7)    It is an “accredited investor” as such term is defined in National Instrument 45-106 Prospectus and Registration Exemptions and for purposes of Regulation D of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and is acquiring the Issued Shares as principal and solely for its own account and beneficial interest, for investment and not for sale or with a view to distribution of the Issued Shares or any part thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention.

(8)    (1) It has received all the information it has requested from Repare and it considers necessary or appropriate for deciding whether to acquire the Issued Shares, (2) it has had an opportunity to ask questions and receive answers from Repare regarding the terms and conditions of the offering of the Issued Shares and to obtain any additional information necessary to verify the accuracy of the information given to NYU, and (3) it has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risk of its investment in the Issued Shares. Without in any way limiting the representations set forth above, NYU further acknowledges that it is aware of: (A) the applicable restrictions on the resale of the Issued Shares imposed by the Securities Act (Ontario) and the Securities Act and applicable state securities laws, the regulations and rules made thereunder and all administrative policy statements, blanket orders, notices, directions and rulings issued by the Ontario Securities Commission, all as amended, and (B) the fact that NYU may not be able to resell such Issued Shares except in accordance with applicable securities legislation and regulatory policies. NYU agrees and acknowledges that it is solely responsible (and Repare is not in any way responsible) for compliance with all applicable resale restrictions;

The certificates evidencing the Issued Shares shall be marked with legends substantially similar to the following (in addition to any other legend required under applicable securities legislation and regulatory policies):

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS FOUR (4) MONTHS AND A DAY AFTER THE LATER OF (I) [INSERT THE DATE OF ISSUANCE OF REPARE SECURITIES], AND (II) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY OF CANADA.

THERE ARE RESTRICTIONS ON THE RIGHT TO TRANSFER THE SHARES REPRESENTED BY THIS CERTIFICATE. IN ADDITION, THESE SHARES ARE SUBJECT TO AN AMENDED AND RESTATED UNANIMOUS SHAREHOLDERS’ AGREEMENT DATED AS OF , 2016 BETWEEN THE REPARE AND EACH AND ALL OF THE HOLDERS OF SHARES OF THE REPARE, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, AND MAY NOT BE PLEDGED, SOLD OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THAT UNANIMOUS SHAREHOLDERS’ AGREEMENT;

(9)    prior to its receipt of any Issued Shares, NYU must agree to be bound by the Unanimous Shareholders’ Agreement dated as of December 19, 2016 between Repare and each and all of the holders of shares of Repare, as the same may be amended, superseded or otherwise revised from time to time, and any Issued Shares shall be subject to all of the provisions of such Unanimous Shareholders’ Agreement. For the avoidance of any doubt, under no circumstances will NYU’s obligation to be bound by the Unanimous Shareholders’ Agreement, and to any amendment, modification, or revision thereof, be deemed an amendment to this Agreement or to relieve Repare of any of its obligations hereunder; and

(10)    at any time, and from time to time, NYU promptly execute and deliver to Repare such further instruments and documents and take such further action as Repare may reasonably require in connection with the issuance of the Issued Shares to NYU as necessary to comply with all applicable securities laws or other regulatory approvals.

18.	Fair Market Value.

The Parties agree and acknowledge that the compensation provided under the terms of this Agreement is consistent with the fair market value of the License contemplated by this Agreement negotiated in arm’s-length transactions, is not given in exchange for any implicit or explicit agreement to provide favorable procurement decisions with regard to the Repare’s products or services, and has not been determined in any manner which takes into account the value or volume of any business generated between the Parties, including any of their Affiliates.

19.	No Assignment.

Neither Repare nor NYU shall have the right to assign, delegate or transfer at any time to any Party, in whole or in part, any or all of the rights, duties and interest herein granted without first obtaining the written consent of the other to such assignment, which consent shall be reasonably considered by NYU. Notwithstanding the foregoing, Repare may assign all of its rights and obligations under this Agreement to (i) an entity in connection with a merger, acquisition, or sale of all of its assets provided such entity acquires all of Repare’s rights and obligations under this Agreement [***] and is in the business of drug development and/or Commercialization of biopharma and/or pharma products and has a plan and the resources to pursue Commercialization of the NYU Technology, or (ii) an Affiliate of Repare, in each case without the consent of NYU.

20.	Use of Name.

Without the prior written consent of the other Party, neither Repare nor NYU shall use the name of the other Party or any adaptation thereof or of any staff member, employee or student of the other Party: (i) in any product labeling, advertising, promotional or sales literature; or (ii) in connection with any public offering or private placement documentation or prospectus or in conjunction with any application for regulatory approval, unless disclosure is otherwise required by law, in which case either Party may make factual statements concerning the Agreement or file copies of the Agreement after providing the other Party with an opportunity to comment and reasonable time within which to do so on such statement in draft or statements that have previously been publicly disclosed as approved by the Parties or otherwise in compliance of this Agreement.

Except as provided herein, neither NYU nor Repare will issue public announcements about this Agreement or the status or existence of the License without prior written approval of the other Party, which consent shall not be unreasonably withheld.

21.	Dispute Resolution; Remedies.

21.01    The Parties agree to use good faith efforts to resolve amicably among themselves any dispute arising out of or in connection with this Agreement.

21.02    If the Parties are unable to resolve the dispute under Section 13.01, the dispute shall be referred to the individual CEO/Presidents of each of the Parties or their designees for their discussion and resolution. The Parties may, but are not required to, agree to mediation of the dispute prior to the litigation contemplated in Section 21.03.

21.03    Any dispute which cannot be settled amicably between the Parties as provided in Sections 21.01 and 21.02 may be submitted to litigation in accordance with the provisions of the Section 22.03.

21.04    The Parties acknowledge and agree that the Parties may be irreparably damaged if any of the provisions of the Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this agreement by any Party or any Party’s Affiliate may not be adequately compensated by monetary damages alone and that the Parties may not have any adequate remedy at law. Accordingly, in addition to any and all other rights and remedies existing, each Party and/or its successors or assigns shall be entitled to seek an injunction, specific performance or other appropriate equitable relief upon application to any court of competent jurisdiction in order to enforce or prevent any breach or threatened breach of this agreement by the other Parties, in each case without the requirement of posting a bond or proving actual damages.

22.	Miscellaneous.

22.01    In carrying out this Agreement the Parties shall comply with all applicable local, state and federal laws and regulations including but not limited to, the provisions of Title 35 United States Code §200 et seq. and 15 CFR §§730-774.

22.02    If any provision of this Agreement is determined to be invalid or void, the remaining provisions shall remain in effect.

22.03    This Agreement shall be governed by and construed in accordance with the laws of New York, without regard to principles relating to conflicts of law. The courts of the State of New York in New York County and the United States District Court for the Southern District of New York shall have exclusive jurisdiction over the Parties with respect to any dispute or controversy between them arising under or in connection with this Agreement and, by execution and delivery of this Agreement, the Parties to this Agreement submit to the jurisdiction of those courts, including, but not limited to, the in personam and subject matter jurisdiction of those courts, waive any objection to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in personam or subject matter jurisdiction and any similar grounds, consent to service of process by mail in accordance with Section 22.04 or any other manner permitted by law and irrevocably agree to be bound by any such judgment rendered thereby in connection with this Agreement. These consents to jurisdiction shall not be deemed to confer rights on any person other than the Parties to this Agreement.

22.04    All payments or notices required or permitted to be given under this Agreement shall be given in writing and shall be effective when either personally delivered or deposited, postage prepaid, in the United States registered or certified mail, or sent via a recognized national overnight delivery service (e.g., Federal Express or DHL), addressed as follows:

To NYU:	New York University
Office of Industrial Liaison
One Park Avenue, 6th Floor
New York, NY 10016

Attention: Abram M. Goldfinger
Executive Director,
Industrial Liaison/Technology Transfer

and

Annette B. Johnson, Esq.
Senior Counsel, NYU School of Medicine
NYU Langone Medical Center
550 First Ave. HCC 15
New York, NY 10016

To Repare:

Repare Therapeutics Inc.
7210 Frederick-Banting, Suite 100
St-Laurent, QC H4S2A1

Attention: Lloyd M. Segal, CEO

with a copy (which shall not constitute notice to):

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: Christopher J. Denn

or such other address or addresses as either Party may hereafter specify by written notice to the other. Such notices and communications shall be deemed effective on the date of delivery or fourteen (14) days after having been sent by registered or certified mail, whichever is earlier.

22.05    This Agreement (and the annexed appendices) constitute the entire Agreement between the Parties and no variation, modification or waiver of any of the terms or conditions hereof shall be deemed valid unless made in writing and signed by both Parties hereto. This Agreement supersedes any and all prior agreements or understandings, whether oral or written, between Repare and NYU relating to the subject matter hereof, including, without limitation, the letter agreement, dated October 18, 2016, between the Parties relating to the transfer of PolQ- related substances. For clarity, this Agreement is not intended to supersede the Master Research Agreement, dated as of December 15, 2015, between Highline Therapeutics, Inc. and New York University School of Medicine.

22.06    No waiver by either Party of any non-performance or violation by the other Party of any of the covenants, obligations or agreements of such other Party hereunder shall be deemed to be a waiver of any subsequent violation or non-performance of the same or any other covenant, agreement or obligation, nor shall forbearance by either Party be deemed to be a waiver by such Party of its rights or remedies with respect to such violation or non-performance.

22.07    The descriptive headings contained in this Agreement are included for convenience and reference only and shall not be held to expand, modify or aid in the interpretation, construction or meaning of this Agreement.

22.08    It is not the intent of the Parties to create a partnership or joint venture or to assume partnership responsibility or liability. The obligations of the Parties shall be limited to those set out herein and such obligations shall be several and not joint.

22.09    This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which will constitute one and the same instrument. Each Party may execute this Agreement by facsimile transmission or in Portable Document Format sent by electronic means. Signatures of authorized signatories of the Parties transmitted by facsimile or sent by electronic means in Portable Document Format shall be deemed to be original signatures, shall be valid and binding, and, upon delivery, shall constitute due execution of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date and year first above written.

NEW YORK UNIVERSITY		REPARE THERAPEUTICS INC.

By:	/s/ Abram M. Goldfinger	By:	/s/ Lloyd M. Segal
	Abram M. Goldfinger Executive Director, Industrial Liaison/Technology Transfer		Name: Lloyd M. Segal Title:CEO

For the purposes of Section 3.02 and 11.05 only:

/s/ Dr. Agnel Sfeir
Dr. Agnel Sfeir

APPENDIX 1

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SCHEDULE A

RESEARCH PROJECT SPECIFICATION (RPS) TEMPLATE

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